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                                                                   Exhibit 11.1

           NATIONAL BANCSHARES CORPORATION OF TEXAS AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)



                                                             THREE MONTHS ENDED MARCH 31,
                                                             ----------------------------
                                                                  1997           1996
                                                             ------------   -------------
NET INCOME PER COMMON SHAREHOLDER:
 Primary earnings applicable to common shareholders          $      2,617   $       1,361

COMMON STOCK SHARES USED IN PRIMARY PER SHARE CALCULATION:
  Weighted average number of common shares outstanding              4,659           4,583
  Addition from assumed exercise of stock options                      69              57
  Addition from assumed conversion of Series B Convertible
        Preferred Stock                                                --              74
                                                              -----------   -------------

Weighted average number of common and
  common-equivalent shares outstanding                              4,728           4,714
                                                              ===========   =============


PRIMARY EARNINGS PER COMMON SHARE                            $        .55   $         .29
                                                             ============   =============





Note: Fully diluted earnings per share are not presented as dilution is less than 3%.





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